EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 and related Proxy Statement/Prospectus of National Holdings Corporation and Gilman Ciocia, Inc. for the registration of 24,000,000 shares of its common stock and to the use of our report included herein dated December 27, 2012, with respect to the consolidated financial statements of National Holdings Corporation as of September 30, 2012 and 2011 and for the two years ended September 30, 2012. We also consent to the reference of our firm under the captions “Experts” contained in such Registration Statement and in the Proxy Statement/Prospectus included therein.

/s/ Sherb & Co., LLP

July 12, 2013

New York, NY